Exhibit 4.3

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of                     , 2016, is entered into by and among Centennial Resource Development, Inc., a Delaware corporation (the “Company”), Centennial Resource Development, LLC, a Delaware limited liability company (“Centennial HoldCo”), and Celero Energy Company, LP, a Delaware limited partnership (“Celero”).

WHEREAS, the Centennial HoldCo, Celero, NGP Centennial Follow-On LLC, a Delaware limited liability company (“Follow-On”), and the Company have entered into that certain Master Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which each of Centennial HoldCo, Celero and Follow-On has contributed to the Company its interests in Centennial Resource Production, LLC and, in consideration therefor, has received shares of Common Stock; and

WHEREAS, as a condition precedent to the execution, delivery and performance of the Contribution Agreement, and in connection with, and effective upon, the completion of an underwritten public offering (the “IPO”) of shares of Common Stock, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholders” means, subject to Section 3.2 of this Agreement, Centennial HoldCo and Celero.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Voting. During the term of this Agreement, at every meeting of the holders of Common Stock that is called for any reason, and at every adjournment or postponement thereof, and on every action or approval by written consent of holders of Common Stock with respect to any matter, including the election of directors, each Principal Stockholder shall vote its shares of Common Stock (or, if applicable, act by written consent) as directed by Centennial HoldCo.

Section 2.2 Designees.

(a) The Company and the Principal Stockholders shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to cause the Board to include members as follows:

(i) If the Principal Stockholders and their respective Affiliates collectively Beneficially Own at least 35% of the outstanding shares of Common Stock, three nominees designated by Centennial HoldCo;

(ii) If the Principal Stockholders and their respective Affiliates collectively Beneficially Own less than 35% but at least 15% of the outstanding shares of Common Stock, two nominees designated by Centennial HoldCo; and

(iii) If the Principal Stockholders and their respective Affiliates collectively Beneficially Own less than 15% but at least 5% of the outstanding shares of Common Stock, one nominee designated by Centennial HoldCo.

If the Principal Stockholders and their respective Affiliates collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, Centennial HoldCo shall not be entitled to designate a nominee.

For the avoidance of doubt, the rights granted to the Principal Stockholders to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Principal Stockholders or any of their respective Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate the above shall include (A) including the persons designated pursuant to this Section 2.2(a) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, and (C) soliciting proxies or consents in favor thereof. The Company is entitled to identify such individual as a Centennial HoldCo Director pursuant to this Agreement.

(b) At any given time the members of the Board are allocated among separate classes, the directors designated by Centennial HoldCo (the “Centennial HoldCo Directors”) shall be in different classes of directors.

(c) So long as the Principal Stockholders and their respective Affiliates collectively Beneficially Own 15% or more of the outstanding shares of Common Stock, Centennial HoldCo will have the right to cause the Board to include at least one Centennial HoldCo Director on each committee of the Board as designated by Centennial HoldCo (subject to any independence requirement imposed by applicable law or by the applicable rules of any national securities exchange on which the Common Stock may be listed or traded).

(d) So long as Centennial HoldCo is entitled to designate one or more nominees pursuant to Section 2.2(a), Centennial HoldCo shall have the right to remove a Centennial HoldCo Director (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to cause such removal.

(e) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by Centennial HoldCo or otherwise in accordance with the Company’s certificate of incorporation and bylaws, as either may be amended or restated from time to time) of a Centennial HoldCo Director, Centennial HoldCo shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as designees of Centennial HoldCo following the filling of such vacancy will not exceed the total number of persons Centennial HoldCo is entitled to designate pursuant to Section 2.2(a) on the date of such replacement designation. The Company and the Principal Stockholders shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to cause such replacement designee to become a member of the Board.

(f) In the event that the number of members of the Board Centennial HoldCo has the right to designate pursuant to Section 2.2(a) shall be less than the current number of sitting Centennial HoldCo Directors, any such excess sitting Centennial HoldCo Director shall tender his or her resignation to the Board within 90 days thereafter.

Section 2.3 Restrictions on Other Agreements. Centennial HoldCo shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock other than this Agreement or other agreement entered into with Celero or its successors and assigns (whether or not such proxy, voting trust, agreement or arrangements are with other holders of shares of Common Stock that are not parties to this Agreement or otherwise). Celero shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock other than this Agreement or other agreement entered into with Centennial HoldCo or its successors and assigns (whether or not such proxy, voting trust, agreement or arrangements are with other holders of shares of Common Stock that are not parties to this Agreement or otherwise).

ARTICLE III

EFFECTIVENESS AND TERMINATION

Section 3.1 Effectiveness. Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective. However, to the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 3.2 Termination. This Agreement shall terminate upon the earlier to occur of (a) such time as none of the Principal Stockholders Beneficially Own any shares of Common Stock and (b) the delivery of written notice to the Company by all of the Principal Stockholders, requesting the termination of this Agreement. Further, at such time as a particular Principal Stockholder no longer Beneficially Owns any shares of Common Stock, all rights and obligations of such Principal Stockholder under this Agreement shall terminate.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)	If to the Company, to:

Centennial Resource Development, Inc.

1401 17th Street, Suite 1000

Denver, Colorado 80202

Attention: Chief Financial Officer

Fax: (303) 845-9516

E-mail: gglyphis@centennialresource.com

(b)	If to Centennial HoldCo, to:

Centennial Resource Development, LLC

1401 17th Street, Suite 1000

Denver, Colorado 80202

Attention: Chief Financial Officer

Fax: (303) 845-9516

E-mail: gglyphis@centennialresource.com

With a copy to:

Natural Gas Partners

5221 N. O’Connor Boulevard, Suite 1100

Irving, Texas 75039

Attention: General Counsel

Fax: (972) 432-1441

E-mail: jzlotky@ngptrs.com

(c)	If to Celero, to:

Celero Energy Company, LP

301 Commerce Street, Suite 2001

Fort Worth, TX 76102

Attention:

Fax:

E-mail:

With a copy to:

Natural Gas Partners

5221 N. O’Connor Boulevard, Suite 1100

Irving, Texas 75039

Attention: General Counsel

Fax: (972) 432-1441

E-mail: jzlotky@ngptrs.com

Section 4.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.5 Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.6 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Centennial HoldCo and Celero may each assign any of its respective rights hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Name:
Title:

CENTENNIAL RESOURCE DEVELOPMENT, LLC

Name:
Title:

CELERO ENERGY COMPANY, LP

By:	Celero Energy Management, LLC, its general partner

Name:
Title:

Signature Page to Voting Agreement